                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Tarpon Coast National Bank, Port Charlotte, Charlotte County, Florida Organized under the laws of the United States.

Tarpon Coast Financial Services, Inc., Port Charlotte, Charlotte County, Florida A Florida Corporation.